Exhibit (a)(1)(O)
Motorola, Inc.
Stock Option Exchange Program
Email dated June 2, 2009 regarding Filing of Amended Tender Offer Materials
2 June 2009
To: Eligible Employees — One-time, voluntary Stock Option Exchange Program
Stock Option Exchange Program:
Motorola files amendment to Tender Offer Materials
Today, Motorola filed amended tender offer materials with the U.S. Securities and Exchange Commission. We encourage you to review these revised materials at the Motorola Stock Option Exchange Program website at www.motorolaoptionexchange.com or at the SEC’s website at www.sec.gov.
The changes are summarized below.

Page S-16	Q&A 42 of the Summary Term Sheet of the Offer to Exchange, has been added to describe and provide examples of pro rata vesting in the event of a change in employment in connection with a Company divesture or involuntary termination of employment.

Page 1	Risks of Participating in the Program of the Offer to Exchange is hereby amended to (a) delete the Company’s statement that “we undertake no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise,” and (b) to add a statement indicating that the Company’s forward-looking statements made in connection with the Offer to Exchange are not subject to the safe harbor protections under the Private Securities Litigation Reform Act of 1995.

Page 36	“The Program — Withdrawal Rights and Change of Elections” of the Offer to Exchange, is hereby amended to (a) add the following sentence regarding election withdrawal rights: “In addition, if we do not accept your Exchanged Options before July 9, 2009, the 40th business day from the commencement of this Offer to Exchange, you may withdraw the options you have elected to exchange any time after July 9, 2009.” and (b) Revise the first sentence in the second paragraph to read as follows: “Subject to the preceding sentence, if you wish to change your election to participate in the Program, you must access the Program website at www.MotorolaOptionExchange.com and complete a new electronic election before 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Exchange Period.”
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